Exhibit 10.1

UCLOUDLINK GROUP INC.

STOCK OPTION SCHEME

UCLOUDLINK GROUP INC.

AMENDED AND RESTATED STOCK OPTION SCHEME

1.	DEFINITIONS

1.1	In this Scheme the following expressions shall have the following meanings:

“Adoption Date”	means December 31, 2018 (the date on which this Scheme is duly adopted by resolution of the Board);

“Auditors”	mean the Auditors as engaged by the Company;

“Board”	means the board of directors of the Company or a duly authorised committee thereof;

“Company”	or “UcloudLink”, means UcloudLink Group Inc., an exempted company incorporated under the laws of the Cayman Islands;

For the purpose of deciding the eligibility of the Optionees for Options, “Company” shall also include subsidiaries of the Company, including the companies controlled by contractual arrangements;

“Effectiveness Date”	means the Adoption Date;

“Exercise”	means, in respect of any Option, the act by the Optionee to purchase the Shares covered by the Option granted to him in accordance with this Scheme;

“Exercisable Date”	means, in respect of any Option, the first date upon which all the conditions listed in Section 6.1 hereof have been satisfied and the Optionee may exercise the relevant part of his Option;

“Grant”	means, in respect of any Option, the incident of such Option being offered to and accepted by the Optionee in accordance with this Scheme;

“Grant Date”	means, in respect of any Option, the date upon which the Option is accepted in accordance with this Scheme;

“Option”	means an option to purchase Shares granted pursuant to this Scheme;

“Optionee”	means any employee, officer, or director of the Company, who accepts the offer of the grant of any Option in accordance with the terms of this Scheme or (where the context so permits) a person entitled to any such Option in consequence of the death of the original person accepting offer of the grant of any Option;

“Option Period”	means, in respect of a particular Option, a period of six (6) years commencing from the Exercisable Date, or such shorter period as the Board may decide at the time of grant, beyond which no Option shall be exercised whatsoever;

“IPO”	means the initial public offering and listing of the Shares of the Company on any internationally recognised stock exchange including without limitation the New York Stock Exchange or the Nasdaq National Market System or on the Hong Kong Stock Exchange;

“Shares”	means ordinary shares of US$0.00005 par value each (or of such other nominal amount as shall result from a sub-division or a consolidation of such shares from time to time) of the Company;

“Scheme”	means, subject to Section 11 hereof, this stock option scheme in its present or any amended form, and where the contexts permit, includes the Letter of Offer, Acceptance Form, Option Certificate, Exercise Notice and Deed of Undertaking of or applicable to the relevant Optionee;

“Scheme Period”	means a period of 15 years commencing from the Effectiveness Date, beyond which no Option shall be granted whatsoever;

“Exercise Price”	means the total price or, where applicable, unit price per Share at which an Optionee may subscribe Shares upon the exercise of an Option, subject to adjustment as provided in this Scheme;

“US$” and “cents”	means United States dollars and cents respectively;

“Vesting”	means, in respect of any Option, the satisfaction of the vesting schedules and vesting conditions listed in Section 5 and Letter of Offer hereof. Related terms like “vest”, “vests” and “vested” shall be construed accordingly;

1.2	Section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Scheme. References herein to Sections are to Sections of this Scheme.

2.	ADMINISTRATION; AVAILABLE SHARES AND ELIGIBLE OPTIONEES

2.1

This Scheme shall be subject to the interpretation and administration of the Board whose decision (save as otherwise expressly provided herein) shall be final and binding on all parties and all matters under this Scheme.

A majority of the Board shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing all members of the Board in lieu of a meeting, shall be deemed the acts of the Board. Each member of the Board is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company, the Auditor, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Scheme.

2.2

(a)    The Shares subject to the Scheme is the ordinary shares of the Company with par value of US$0.00005 each (or of such other nominal amount as shall result from a sub-division or a consolidation of such shares from time to time). Additionally, at the discretion of the Board, any Shares distributed pursuant to an award may be represented by American Depository Shares. Subject to the provisions of Section 9 and Section 2.2(b), the maximum aggregate number of Shares which may be issued pursuant to all awards under this Scheme shall be 40,147,720, with a detailed breakdown being set forth on Schedule G.

(b) To the extent that an award terminates, expires, or lapses for any reason, or is forfeited or repurchased by the Company for any reason, then any Shares subject to the award shall again be available for the grant of an award pursuant to this Scheme.

2.3	The persons eligible for the Options under this Scheme may include the following, as may be specifically identified by the Board,

(a)	officers of the Company,

(b)	other employees of the Company, and

(c)	directors of the Company.

3.	DISTRIBUTION OF OPTIONS

3.1

The Options under the Scheme may be granted in several distributions to the Optionees, the time of which shall be determined by the Board at its sole and absolute discretion, subject to the terms of this Scheme and the offer letters in respect of Options as decided by the Board at the time of grant.

3.2

Par value of the Shares covered by all the distributions hereunder is US$0.00005 each, and the allocation of the number of Shares among the Options in each of the distributions is to be decided by the Board. The Board may, as it deems necessary and appropriate at its sole and absolute discretion, decide on any adjustment to the specifics of the each distribution above including time schedule for distribution of the Options, number of Shares under the Options to be distributed, and the Optionees to whom the Options to be distributed will be offered, as well as any subsequent distributions.

3.3

Subject to Section 11 (Alteration and Termination of Scheme) hereof, this Scheme shall be valid and effective for the Scheme Period commencing on the Effectiveness Date or such other period that the Board may decide. The Scheme will expire on, and no award may be granted pursuant to the Scheme after the end of the Scheme Period. Any awards that are outstanding on the expiration of the Scheme Period shall remain in force according to the terms of the Scheme and the applicable award agreement.

4.	GRANT OF OPTION

4.1

On and subject to the terms of this Scheme, the Board shall be entitled at any time and from time to time within the Scheme Period to offer to grant to any Optionee as the Board may in its absolute sole discretion select, and subject to such conditions as the Board may think fit, an Option to purchase such number of Shares at the Exercise Price as the Board may determine.

4.2

An offer of the grant of an Option shall be made to an Optionee by letter substantially in the form set out in Schedule A, subject to such modification as the Board may from time to time determine, requiring the Optionee to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of this Scheme and shall remain open for acceptance by the Optionee within the offer date,

4.3

An Option shall be deemed to have been granted and accepted when the Acceptance Form is completed, signed and returned by the Optionee to the Company, in or substantially in the form set out in Schedule B, subject to such modification as the Board may from time to time determine.

4.4

Any offer of the grant of an Option may be accepted in respect of less than the number of Shares in respect of which it is offered. To the extent that the offer of the grant of an Option is not accepted within the offer date in the manner indicated in Section 4.3, it shall be deemed to have been irrevocably declined.

4.5

As soon as possible after the Grant Date, the Board shall issue to the Optionee an Option Certificate substantially in the form of Schedule C, subject to such modification as the Board may from time to time determine.

4.6

An Option, whether vested or not, shall be personal to the Optionee and shall not be assignable and no Optionee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party over or in relation to any Option under this Scheme.

5.	VESTING OF OPTION

5.1

Subject to other provisions under this Scheme, in respect of any particular Option, the Board has absolute discretion to determine the vesting schedule, which will be set forth in the Letter of Offer in relation to the Option under this Scheme, provided, however, it shall be a condition to the vesting that the employment of the Optionee by the Company continues at the date of vesting without termination or expiry under Section 8 hereof.

5.2

In addition to the vesting schedule provided in Section 5.1 above, the Board may provide additional vesting schedules and vesting conditions in the offer letter to each Optionee, including without limitation performance goals to the achieved and milestone targets to be reached by the Optionee. The acceptance of the Optionee of the offer shall be construed as his acceptance of all the vesting schedules and conditions provided in Section 5.1 and in the offer letter.

6.	EXERCISE OF OPTION

6.1	The exercise of any Option shall be subject to the following conditions:

(a)	vesting of the Option in accordance with Section 5 and Letter of Offer hereof,

(b)	expiry of six (6) months after the date of the IPO,

(c)	compliance with any prohibitions or restrictions on the issuance and subscription of the Shares in general in connection with the IPO,

(d)

compliance with any applicable laws and regulations on the implementation of this Scheme including but not limited to necessary registrations with and reporting to competent foreign exchange authority and tax authority in PRC, and

(e)

compliance with other provisions in respect of exercise of Options under the Scheme or issuance and subscription of Shares in general including without limitation those in Sections 6 (Exercise of Option), 7 (Exercise Price and Payment upon Exercise) and 8 (Treatment of Options in Certain Situations) hereof.

The first date when all of the conditions in this Section 6.1 have been satisfied is referred to as “Exercisable Date”.

The options that have not been exercised shall be excised within 90 days to the extent that such options were vested and exercisable on the date of the non-malicious termination of the employment

6.2	An Option may be exercised in whole or in part by the Optionee (or his or her legal personal representatives) in the following manner:

(a)

giving notice in writing to the Company in substantially the form set out in Schedule D (subject to such modification as the Board may from time to time determine) stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised and the form of payment; and

(b)	executing and delivering a Deed of Undertaking to the Company in substantially the form set out in Schedule E (subject to such modification as the Board may from time to time determine).

Each exercise notice must be accompanied by a remittance or, with prior consent by the Board, a verification for payment in favour of the Company for the full amount of the total Exercise Price for the Shares in respect of which the notice is given. Within 28 days after receipt of the notice, the Deed of Undertaking and the remittance or payment verification, the Company shall allot the relevant Shares to the Optionee (or his or her legal personal representatives), credited as fully paid.

6.3	An Option shall be exercised within the Option Period, after which the Option shall expire and become null and void and may not be exercised either in whole or in part.

7.	EXERCISE PRICE AND PAYMENT UPON EXERCISE

7.1

The Exercise Price for Shares covered by any Option in the distributions under this Scheme shall be determined in the offer letters in respect of such Option as decided by the Board following the detailed direction set forth on Schedule G, subject to adjustment as provided in this Scheme.

7.2	Upon exercise of the Option, payment for Shares covered by the Option shall be made on the effective date of such exercise in the following forms:

(a)	cash remittance by certified check

(b)	bank cashier’s check,

(c)	wire transfer,

(d)	Shares, or

(e)	through a trustee or a qualified nominee, if any is designated by the Company for the Optionee in accordance with Section 7.3 below.

7.3

Where the Optionee is not able to pay for the Exercise Price either adopting payment forms in Section 7.2 (a) and (b) and (c) above, for example if the Optionee is a citizen of the People’s Republic of China whose exercise of Option is subject to PRC legal restrictions including without limitation those concerning foreign exchange control, the Optionee may adopt the payment form in Section 7.2 (d), for which purpose the Company may designate a trustee or a qualified nominee to handle the exercise of the Option in accordance with applicable foreign exchange laws and regulations of PRC.

8.	TRIGGERING EVENTS, WITHDRAWAL METHOD AND WITHDRAWAL PRICE FOR PRE-IPO WITHDRAWAL

8.1

In terms of non-malicious termination of the employment agreement with the Company, the Company shall be entitled, but not obligated, to repurchase the Shares with respect to which the option has exercised based on the lower of the exercise price and the value of the net assets of the Company in the previous year before such termination evaluated by the third-party audit. The options that have not been exercised shall be excised within 90 days to the extent that such options were vested and exercisable on the date of the non-malicious termination of the employment, and the options that have not been exercised shall be revoked and invalid.

8.2

In terms of malicious termination of the employment agreement with the Company, relevant legal liability shall be investigated and corresponding economic compensation shall be claimed. The Company shall be entitled, but not obligated, to repurchase the Shares with respect to which the option has exercised based on the lower of the exercise price and the value of the net assets of the Company in the previous year before such termination evaluated by the third-party audit. The repurchase amount shall be firstly used to compensate the Company’s losses. If such repurchase is insufficient to compensate the Company’s losses, the Company shall still have the right to seek further indemnification. The options that have not been exercised shall be revoked and invalid.

8.3

For anyone who has been fired by the Company due to his/her violation of applicable laws or regulations of the Company causing the Company economic losses or defamed reputation, the Company shall be entitled, but not obligated, to repurchase the Shares with respect to which the option has exercised based on the lower of the exercise price and the value of the net assets of the Company in the previous year before such termination evaluated by the third-party audit. The repurchase amount shall be firstly used to compensate the Company’s losses. If such repurchase is insufficient to compensate the Company’s losses, the Company shall still have the right to seek further indemnification. The options that have not been exercised shall be revoked and invalid.

8.4

If anyone has undertaken any part-time job outside the Company and other subsidiaries, or invested any third-party Company which competes against the Company or may harm the Company’s benefit without the approval from the Board of Directors, the Company shall be entitled, but not obligated, to repurchase the Shares with respect to which the option has exercised based on the lower of the exercise price and the value of the net assets of the Company in the previous year before such termination evaluated by the third-party audit. The repurchase amount shall be firstly used to compensate the Company’s losses. If such repurchase is insufficient to compensate the Company’s losses, the Company shall still have the right to seek further indemnification. The options that have not been exercised shall be revoked and invalid.

8.5

For anyone who has retired, lost the ability to work or was dead, the Shares with respect to which the option has exercised shall be still possessed by the Optionee or the Optionee’s legal heir. The options that have not been exercised shall be excised within 12 months to the extent that such options were vested and exercisable on the date of the Optionee’s termination of employment on account of retirement, disability, or death. Otherwise, the options that have not been exercised shall be revoked and invalid.

8.6	Board of Directors shall have the discretion to eventually judge the above-mentioned statements “Malicious Termination” and “Any Company which may harm the Company’s benefit”.

When IPO takes place, the options that have not been exercised shall be revoked and invalid if any condition stated in the above 8.1 to 8.5 occurs.

9.	REORGANISATION OF CAPITAL STRUCTURE

In the event of any alteration in the capital structure of the Company whilst any Option remains outstanding (whether vested or unvested, exercisable or unexercisable), whether by way of capitalisation of profits or reserves, rights issue, share split, reverse share split, share dividend, exchange of shares, reclassification, consolidation, subdivision or reduction of the share capital of the Company or other distribution of the Shares effected without receipt of consideration by the Company, proportionate adjustment for any increase, decrease, or change in the number or type of outstanding Shares or other securities of the Company shall be made in:

(a)	the number of Shares subject to the Option so far as unexercised;

(b)	the Exercise Price; and/or

(c)	the vesting conditions and method of exercise of the Option,

as the Auditors shall certify in writing to the Board to be in their opinion fair and reasonable, the capacity of the Auditors is that of experts and not of arbitrators and their certification shall be for reference by the Board. The adjustment contemplated in this Section 9 shall be made by the Board, whose determination shall be final, binding and conclusive. For the avoidance of doubt, the conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided herein, no Optionee shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided herein or pursuant to action of the Board under the Scheme, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Option or the grant or exercise price of any Option.

In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Section 9, the Board may, in its absolute discretion, make such adjustments in the number and class of shares subject to Options outstanding on the date on which such change occurs and in the per share grant or exercise price of each Option as the Board may consider appropriate to prevent dilution or enlargement of rights.

10.	RIGHTS AS A SHAREHOLDER; RESTRICTION ON SHARE TRANSFER

10.1

The Shares to be allotted upon the exercise of an Option will be subject to all the provisions of the Amended and Restated Memorandum and Articles of Association of the Company and Shareholders Agreement of the Company for the time being in force and will rank pari passu with the fully paid Shares in issue on the date of allotment and accordingly will entitle the holders to all rights, powers, interests or benefits including without limitation participation in all dividends or other distributions paid or made on or after the date of allotment other than any dividend or other distribution previously declared or recommended or resolved to be paid or made with respect to a record date which shall be before the date of allotment.

10.2

The Optionee shall not sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party (other than to any trust for the direct benefit of, or any entity wholly owned by, the Optionee or the family members of the Optionee) over or in relation to any Shares that may be allotted to him pursuant to the exercise of an Option without the prior written approval of the Board, and the Board may approve or disapprove any such sale, transfer, change, mortgage, encumbrance or creation of interest at its sole and absolute discretion without assigning any reason therefor.

10.3

No award gives the Optionee any of the rights of a shareholder of the Company unless and until the Shares are in fact issued to such person in connection with the exercise of such Option and the Optionee is entered into the Company’s register members as a shareholder of the Company.

11.	AMENDMENT AND TERMINATION OF THIS SCHEME

11.1

The Board may, at any time and from time to time, terminate, amend or modify the Scheme; provided, however, that unless the Company decides to follow home country practice, shareholder approval is required for any amendment to the Scheme that (i) increases the number of Shares available under the Scheme (other than any adjustment as provided by Section 9), (ii) extends the Scheme Period, or (iii) results in a material increase in benefits or a change in eligibility requirements.

11.2

The Board may approve such supplements, amendments or appendices to the Scheme as it may consider necessary or appropriate for purposes of compliance with applicable laws and regulations, or stock exchange rules, or otherwise and such supplements, amendments or appendices shall be considered a part of the Scheme.

11.3

Without prejudice to other provisions in this Scheme, the Board may at any time terminate the operation of this Scheme according to the Amended and Restated Memorandum and Articles of Association of the Company before the expiry of the Scheme Period and in such event no further Options will be offered under the Scheme.

12.	COSTS AND EXPENSES; TAXES; INDEMNIFICATION

12.1	The costs and expenses in connection with the general establishment and administration of this Scheme shall be borne by the Company.

12.2

Notwithstanding the foregoing, all costs, expenses, fees, taxes, levies or charges in connection with the exercise of the Option granted to an Optionee and the sale of Shares covered by such Option shall be borne by the Optionee. For such purpose, the Company reserves the absolute right, and the Optionee shall give irrevocable authorization to the Company upon acceptance of the Option for the Company, to take any necessary actions, including without limitation deduction, withholding, offsetting or retaining of appropriate amount from the value of the Shares issued to the Optionee under the Scheme, in order for the payment of any such costs, expenses, fees, taxes, levies or charges, or to otherwise comply with relevant statutory or administrative requirements.

12.3

To the extent allowable pursuant to applicable laws, each member of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Scheme and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s then-effective memorandum of association and articles of association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.	DISPUTE RESOLUTION; GOVERNING LAW

13.1	This Scheme and all Options granted hereunder shall be governed by and construed in accordance with the laws of the Cayman Islands.

14.	DISCLAIMERS

a)	An Optionee, solely in his capacity as Optionee, shall not be entitled to receive copies of any notices and other documents sent by the Company to holders of Shares.

b)

Any notice or other communication between the Company and an Optionee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, Floor 3, Building 1, Block A, Shenzhen Software Industry Base, Xuefu Rd. Nanshan District, Shenzhen, PRC (深圳市南山区学府路深圳软件产业基地1 栋A座3 楼) or as notified to the Optionees from time to time and, in the case of the Optionee, his address as last maintained in his personnel record with the Company.

c)

An Optionee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. Unless otherwise agreed by the Board, the Company shall not be responsible for any failure by an Optionee to obtain any such consent or for any tax or other liability to which an Optionee may become subject as a result of his or her participation in this Scheme, all of which shall be the sole responsibility of the Optionee.

d)

Participation in this Scheme by an Optionee shall be a matter entirely separate from any pension right or entitlement he may have and from his terms or conditions of employment by, or membership on the Board of the Company. In particular (but without limiting the generality of the foregoing) any Optionee or Optionee who terminates his relationship with the Company for any reason whatsoever shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or breach of contract or by way of compensation for loss of office or otherwise howsoever.

e)

Nothing contained in this Scheme shall confer upon any Optionee any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company at any time to terminate such relationship or to increase or decrease the compensation of the Optionee.

f)

No person, whether as a current, past or prospective employee, officer, or director shall have any claim or right to receive Options under this Scheme. The Board’s granting of an Option to an Optionee at any time shall neither require the Board to grant to such Optionee or any other person at any time nor preclude the Board from making subsequent grants to such Optionee or any other person.

The Scheme and the Appendixes in the Scheme are made in English. Chinese version of the Scheme is only for reference only. In case of any discrepancy between the two versions, the English version shall prevail.

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